EXHIBIT m(37)


                                  SUPPLEMENT TO
                  MASTER AMENDED AND RESTATED DISTRIBUTION PLAN
                           FOR IVY FUND CLASS A SHARES


         WHEREAS, Ivy Fund is registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act") and consists of one or more separate investment portfolios as may be established and designated from time to time (each, a "Portfolio");

         WHEREAS, the Board of Trustees of Ivy Fund has adopted a Plan dated December 21, 1991 and amended and restated on October 23, 1993 (the "Plan"), in accordance with the requirements of the 1940 Act, and determined that there is a reasonable likelihood that the Plan will benefit Ivy Fund and its shareholders; and

         WHEREAS, the Board of Trustees of Ivy Fund, pursuant to Section 1 of the Plan, desires to supplement the Plan so that it pertains to the Class A Shares of a new Portfolio of Ivy Fund referred to as Ivy European Opportunities Fund.

         NOW THEREFORE, the Board of Trustees of Ivy Fund having determined that the Plan shall pertain to the Class A shares of Ivy European Opportunities Fund, Ivy Fund hereby adopts this Supplement, to be effective as of the date that the Registration Statement pertaining to Ivy European Opportunities Fund was filed with the Securities and Exchange Commission pursuant to Rule 485(a)(2) under the Securities Act of 1933.

         .


                                    IVY FUND



                           By:      KEITH J. CARLSON
                              Keith J. Carlson, President